Exhibit 10.8
EXECUTION COPY
ASSIGNMENT AGREEMENT
(SICHERUNGSABTRETUNG)
8 SEPTEMBER 2009
between
FIRST SOLAR MANUFACTURING GMBH
as Assignor
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
as Administrative Agent
Allen & Overy LLP

THIS ASSIGNMENT AGREEMENT (the Agreement) is made on 8 September 2009
BETWEEN:
(1)	FIRST SOLAR MANUFACTURING GMBH a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt (Oder), Germany, under registration number HRB 11116 as assignor

(the Assignor); and

(2)	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association organised under the laws of the United States with its main office at 1111 Polaris Parkway, Columbus, Ohio 43240, U.S.A. acting through its London Branch, at 125 London Wall, London EC2Y 5AJ as assignee and administrative agent and trustee for the other Secured Parties (as defined below)

(the Administrative Agent).
WHEREAS:
(A)	The Original Lenders (as defined below) have agreed to make available to the Borrowers (as defined below) certain revolving credit facilities and certain letters of credit on the terms of and subject to the Credit Agreement (as defined below).

(B)	It is a condition to the Original Lenders (as defined below) making the credit facilities available to the Borrowers (as defined below) that the Assignor enters into this Agreement.

(C)	The other Secured Parties (as defined below) have appointed the Administrative Agent to act as their security trustee under German law (Treuhänder) pursuant to and in accordance with the Security Trust Agreement (as defined below) in relation to the security provided hereunder.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Additional Domestic Borrower means a company which becomes a borrower under the Credit Agreement after the date of the Credit Agreement that is organised under the laws of any jurisdiction within the United States of America.

Additional Domestic Guarantor means a company which becomes a guarantor under the Credit Agreement after the date of the Credit Agreement that is organised under the laws of any jurisdiction within the United States of America.

Additional Foreign Borrower means a company which becomes a borrower under the Credit Agreement after the date of the Credit Agreement that is not an Additional Domestic Borrower.

Additional Foreign Guarantor means a company which becomes a guarantor under the Credit Agreement after the date of the Credit Agreement that is not an Additional Domestic Borrower.

Agent means:
(a)	the Syndication Agent;

(b)	the Documentation Agent; and

(c)	the Administrative Agent.
Assignment means each and any assignment of a Claim and of any other right and claim to the Administrative Agent for security purposes (Sicherungsabtretung) constituted pursuant to this Agreement.

Assignment and Assumption Agreement means the assignment and assumption agreement, accepted by the Administrative Agent whereby a Lender (defined as “assignor” therein) sells and assigns to a person (defined as “assignee” therein) (such assignee becoming a Lender by the purchase and assumption arranged for thereunder), inter alia, any or all of the assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement to the assignee.

Borrower means any Domestic Borrower and any Foreign Borrower.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main, Germany.

Claims means all present and future monetary receivables and claims which the Assignor holds or will hold (Forderungsinhaber) against any other member of the Group, including any such receivables and claims arising under or in connection with (i) any loan granted by the Assignor to any other member of the Group, or (ii) any promissory note evidencing loans or advances made to any other member of the Group (the Intercompany Receivables), including, without limitation,:
(A)	any right to payment held by the Assignor for goods sold or leased or for services rendered or funds advanced to any other member of the Group, whether or not such right is evidenced by any instrument or chattel paper and whether or not it has been earned by performance;

(B)	claims resulting from any domination agreement (Beherrschungsvertrag) or any profit and loss sharing agreement (Gewinnabführungsvertrag) (excluding, however, such amount that the Assignor needs to be able to recover the annual loss (Jahresfehlbetrag);

(C)	all ancillary rights (Neben-, Hilfs- und Gestaltungsrechte) pertaining thereto and/or to the respective underlying contractual relationship (other than ancillary relates pertaining to any Intercompany Receivable or its underlying contractual relationship);

(D)	damage claims (Schadensersatzansprüche) and claims resulting from unjust enrichment (ungerechtfertigte Bereicherung) and any similar claims under any other applicable law; and

(E)	where the Assignor maintains a genuine or non-genuine current account arrangement (echtes oder unechtes Kontokorrentverhältnis) with regard to any of such receivables or claims, all claims which arise from any existing or future current account balances, the right to determine the net balance and the right to terminate the current account relationship.
To the extent that such Claims are in existence or outstanding at the time this Agreement comes into force, such Claims are referred to as the Existing Claims, and if such Claims will only come into existence in the future they are referred to as the Future Claims.

Company means First Solar, Inc., a corporation organised under the laws of Delaware, United States of America, having its business address at 350 West Washington Street, Suite 600, Tempe, Arizona 85281, United States of America.

Credit Agreement means the New York law governed credit agreement dated 4 September 2009 between the Company and the Original Foreign Borrowers on one side and, inter alia, the Administrative Agent and the Original Lenders together with each new lender supplement, and assignment and assumption agreement relating thereto and any and each other agreement or instrument amending, modifying, extending, restating or supplementing it from time to time providing for an approximately $300,000,000 facility and an up to $100,000,000 Incremental Facility.

Debtor means each debtor in respect of a Claim and Debtors means all such debtors.

Default means a default as defined under the Credit Agreement.

Documentation Agent means The Royal Bank of Scotland plc.

Dollar or $ means the lawful currency of the United States of America.

Domestic Borrower means the Company and any Additional Domestic Borrower.

Domestic Guarantor means any Original Domestic Guarantor and any Additional Domestic Guarantor.

Event of Default means an event (i) in which the commitments will automatically immediately terminate and the amounts outstanding are immediately due and payable (ii) which would entitle the Administrative Agent to, inter alia, prematurely terminate all or part of the total commitments under the Credit Agreement and/or to declare that all or part of the amounts outstanding under the Credit Agreement are immediately due and payable or payable on demand provided that any requirement for the giving of notice, the lapse of time or both has been satisfied.

Foreign Borrower means any Original Foreign Borrower and any Additional Foreign Borrower.

Foreign Guarantor means any Original Foreign Guarantor and any Additional Foreign Guarantor.

German Borrower means First Solar Manufacturing GmbH and any other person or entity that is organised under the laws of the Federal Republic of Germany which becomes a borrower under the Credit Agreement after the date of the Credit Agreement.

German Guarantor means First Solar GmbH and First Solar Holdings GmbH and any other person or entity that is organised under the laws of the Federal Republic of Germany which is required to provide for a guarantee in connection with the Loan Documents after the date of the Credit Agreement.

Group means the Company and its Subsidiaries from time to time.

Guarantee and Collateral Agreement means the guarantee and collateral agreement dated on or about the date of this Agreement made between, inter alia, First Solar, Inc. and certain of its Subsidiaries in favour of the Administrative Agent which will be attached as “Exhibit A” to the Credit Agreement.

Guarantor means any Domestic Guarantor and any Foreign Guarantor.

Incremental Facility means any additional revolving loan provided either
(i)	by a person that already is a lender under the Credit Agreement (defined as “increasing lender” therein) after having accepted an increase of its revolving commitment; or

(ii)	by an assuming lender becoming a new lender under the Credit Agreement (defined as “assuming lender” therein) after having signed a New Lender Supplement, provided that the aggregate amount of the aggregate revolving loans will in no event exceed $400,000,000.

Issuing Lender means the Original Issuing Lender and any other lender that has agreed in its sole discretion to issue a letter of credit to any Borrower or any other borrowing Subsidiary in connection with the Credit Agreement.

Lender means an Original Lender and any person which becomes a lender under the Credit Agreement, including without limitation as a assuming lender of an Incremental Facility, after the date of this Agreement, unless, in each case, such person has ceased to be a lender under the Credit Agreement.

Letter of Credit means any letter of credit issued or to be issued under the Credit Agreement, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time.

Loan Document means
(a)	the Credit Agreement;

(b)	each Security Document;

(c)	any Note; and

(d)	any other document designated as such by the Administrative Agent and the Company.
New Lender Supplement means a supplement to the Credit Agreement pursuant to which an assuming lender will become a party to the Credit Agreement with a revolving commitment in an amount agreed by such assuming lender.

Note means any promissory note evidencing loans in accordance with the terms of the Credit Agreement, that may be amended, modified, supplemented, extended, renewed or replaced from time to time.

Obligor means a Borrower and/or a Guarantor.

Original Domestic Guarantors means each of the Subsidiaries of the Company listed in Schedule 2 under the section “Original Foreign Guarantors”.

Original Foreign Borrower means each of the Subsidiaries of the Company listed in Schedule 2 under the section “Original Foreign Borrowers”.

Original Foreign Guarantor means each of the Subsidiaries of the Company listed in Schedule 2 under the section “Original Foreign Guarantors”.

Original Issuing Lender means JPMorgan Chase Bank, N.A.

Original Lender means each of the financial institutions set out in Schedule 1 hereto in its capacity as original lender to the Company and the Original Foreign Borrowers.

Parties means the Assignor and the Administrative Agent.

Person means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, any governmental authority or other entity of whatever nature.

Secured Claims means all present and future rights and claims (Ansprüche) (whether actual or contingent and whether owned jointly or severally or in any other capacity whatsoever) (including claims from unjust enrichment (ungerechtfertige Bereicherung) and tort (Delikt)) of any of the Secured Parties against any German Borrower and any German Guarantor under or in connection with the Loan Documents (or any of them) or any Letter of Credit, each as amended, varied, supplemented or novated from time to time, including without limitation, any increase of principal or interest, in each case together with all interest, costs, charges and expenses incurred by any Secured Party in connection with the protection and preservation or enforcement of its respective rights under the Loan Documents or any Letter of Credit.

Secured Party means an Agent, the Lenders and any affiliate of any Lender to which any obligations under any Loan Document or under any Specified Swap Agreements are owed by any member of the Group, any Issuing Lender and any Swap Counterparty

Security means any and all collateral granted with a view to securing the Secured Claims.

Security Trust Agreement means the security trust agreement dated on or about the date hereof between, amongst others, the Administrative Agent and the Original Lenders pursuant to which the Administrative Agent has been granted certain rights and has assumed certain obligations in relation to certain Security Documents governed by German law.

Security Document means
(a)	the Guarantee and Collateral Agreement; and

(b)	any other document evidencing or creating collateral over any asset of an Obligor to secure any obligation of an Obligor to a Secured Party under or in connection with, inter alia, the Credit Agreement.
Specified Swap Agreement means any Swap Agreement entered into by the Company or any Guarantor and any lender or any affiliate of a lender in connection with any Loan Document.

Subsidiary means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. And unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

Swap Agreement means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; except for any phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries.
Swap Counterparty means any person or entity providing a Specified Swap Agreement.

Syndication Agent means Credit Suisse, Cayman Islands Branch.

1.2	Where the context so admits, the singular includes the plural and vice versa.

1.3	The headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

1.4	Any reference in this Agreement to a defined document is a reference to that defined document as amended, varied, supplemented or novated from time to time.

1.5	Any reference to a Party or other person (including any Obligor and any Secured Party) includes its respective successor(s) in law (including any universal successor (Gesamtrechtsnachfolger) of that person by way of merger (Verschmelzung), any other reorganisation contemplated in the German Transformation Act (Umwandlungsgesetz) or otherwise) and any assign(s) and transferee(s) of that person and, to the extent legally possible, any legal provision to the contrary is waived.

1.6	Unless otherwise defined herein or unless the context otherwise requires, terms defined or referred to in the Credit Agreement shall have the same meaning when used herein.

2.	ASSIGNMENT

2.1	The Assignor hereby assigns for security purposes (Sicherungsabtretung) all of the Claims to the Administrative Agent.

2.2	The Existing Claims shall pass over to the Administrative Agent upon execution of this Agreement, and any Future Claims shall pass over to the Administrative Agent on the date such Future Claims arise.

2.3	The Assignor hereby assigns and transfers all rights and claims in respect any kind of cheques (Schecks), bills of exchange (Wechsel), notes or commercial papers the Assignor receives for the settlement of any assigned Claim to the Administrative Agent.

2.4	The Claims are assigned to the Administrative Agent together with all security interests securing the Claims (or any of them). To the extent that any such security interest is not assigned or transferred to the Administrative Agent as a matter of law, the Assignor hereby assigns or, as applicable, transfers each such security interest to the Administrative Agent.

2.5	The Administrative Agent hereby accepts all such assignments and transfers referred to in this Clause 2.

3.	PURPOSE OF THE ASSIGNMENT

The Assignment is constituted in order to secure the full and irrevocable satisfaction and discharge of any and all Secured Claims. The Assignor hereby expressly agrees that the Assignment shall also secure any future extension or increase of the Secured Claims and the Secured Claims as extended or increased from time to time.

4.	LIST OF CLAIMS

4.1	The Assignor shall provide to the Administrative Agent from time to time statements and schedules further identifying and describing the Claims and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

4.2	At any time after a Default or an Event of Default has occurred and is continuing, at the Administrative Agent’s request, the Assignor shall provide to the Administrative Agent promptly (unverzüglich) an up-to-date list of all outstanding Claims (each such list a List of Claims).

4.3	Unless otherwise agreed between the Parties in writing, each List of Claims shall include the names and addresses of the Debtors as well as the outstanding amounts including the due dates for payment and (if applicable) the invoice date and number. The Assignor shall also
(a)	specify which Claims are subject to:
(i)	an assignment pursuant to an extended retention of title (verlängerter Eigentumsvorbehalt), and the name of the relevant seller retaining title (Eigentumsvorbehaltsverkäufer);

(ii)	any prohibition on assignment (Abtretungsverbot) or any limitation of assignability (and specify the nature of such prohibition or limitation); and
(b)	specify if, in relation to which Claims and in which aggregate amounts counterclaims are held, or have been asserted by, any Debtors as well as the legal basis (Rechtsgrund) of each such counterclaim.
4.4	The Assignor shall have the right to deliver the Lists of Claims (or the statements, schedules and reports under clause 4.1 and 4.2) on a readable and compatible disk or other electronic data storage medium. The Administrative Agent will contact the Assignor from time to time with a view to agreeing the necessary details.

4.5	For the avoidance of doubt, the Administrative Agent shall also be entitled to any and all Claims if for any reason whatsoever any Claims are not or incompletely contained in any List of Claims.

5.	DISCLOSURE AND NOTIFICATION

5.1	The Assignor shall promptly notify any Debtor of this Agreement by delivering a signed notification letter in the form of Schedule 3 Part 1 to this Agreement via registered mail with return receipt requested (Einschreiben mit Rückschein), with a copy to the Administrative Agent, or, as appropriate, by courier (with a delivery confirmation) and use its best efforts to procure that the respective Debtor executes an acknowledgement of notification substantially in the form of Schedule 3 Part 1 to this Agreement addressed to the Administrative Agent.

5.2	The Assignor shall promptly deliver to the Administrative Agent copies of the aforementioned notification letters and the return receipts (Rückschein) or, if sent by courier, confirmation of delivery and if received by the Assignor, upon receipt, copies of the acknowledgements by the Debtors.

5.3	Clauses 5.1 and 5.2 shall not apply to those Debtors that acknowledge receipt of the notification letter by signing the notification letter in the form of Schedule 3 Part 1, as long as the signed acknowledgement is send to the Administration Agent via pdf on or about the day this Agreement is signed.

6.	ASSIGNMENT OF CLAIMS AGAINST CONDITIONAL VENDORS

6.1	If a Claim is subject to an assignment pursuant to an extended retention of title (verlängerter Eigentumsvorbehalt) arrangement with any supplier of the Assignor, the Assignment of such Claim to the Administrative Agent pursuant to this Agreement shall only become effective upon the extinction of such extended retention of title. As long as the supplier is only partly entitled to a Claim, the assignment of such Claim to the Administrative Agent hereunder shall be limited to the part of the Claim to which the Assignor is entitled. The other part of such Claim will be transferred to the Administrative Agent at such time as that part is no longer affected by any extended retention of title.

6.2	The Assignor hereby assigns to the Administrative Agent its right to reassignment of the Claims assigned to a supplier by reason of an extended retention of title (verlängerter Eigentumsvorbehalt) as well as any contingent claims to the transfer of all proceeds paid out to the supplier, together with all rights pertaining thereto. The same applies to any possible inchoate right (Anwartschaftsrecht) with respect to the assignment of any Claims which are subject to a dissolving condition (auflösende Bedingung). The Administrative Agent hereby accepts each such assignment.

6.3	The Administrative Agent is entitled (but not obliged) to extinguish the extended retention of title (verlängerter Eigentumsvorbehalt) by itself satisfying the supplier.

7.	THE ASSIGNOR’S RIGHTS

The Assignor shall be entitled to collect (including enforce) and exercise the Claims and any ancillary rights and claims assigned or otherwise transferred to the Administrative Agent pursuant to this Agreement in its ordinary course of business or otherwise in line with past practice until the Administrative Agent gives notice to the contrary which the Administrative Agent shall be entitled to do upon the occurrence of an Event of Default (for so long as such Event of Default is continuing).

8.	BOOK-KEEPING AND DATA-PROCESSING

The following rights may only be exercised in line with the Credit Agreement:

8.1	If the Assignor employs a third party for its bookkeeping and/or data-processing, the Assignor hereby authorises the Administrative Agent to obtain the statements and schedules provided according to Clause 4.1 and the Lists of Claims provided according to Clause 4.2 directly from such third party at the Assignors expense.

8.2	If proof or documents necessary to assert the Claims have been handed over by the Assignor to a third party (in particular a bookkeeping firm or a tax consultant) the Assignor hereby assigns to the Administrative Agent its right to demand from such third party the return of the information and documents. The Administrative Agent hereby accepts such assignment. The Assignor hereby undertakes to instruct the third party to provide the Administrative Agent upon its demand with such information and documents which are necessary to assert the relevant Claims.

8.3	If the relevant Claims have been stored in an electronic data-processing system and a third party handles the electronic processing of data, the Assignor hereby assigns to the Administrative Agent all rights against such third party relating to these services, and instructs such third party to handle the processing of data for the Administrative Agent upon its instructions as it did for the relevant Assignor. The Administrative Agent hereby accepts such assignment.
8.4	The Assignment in Clauses 8.2 or 8.3 shall not hinder the Assignor to demand the information and documents or data from third party handling these information, documents or data and the Assignor is hereby authorised to exercise all rights assigned to the Administrative Agent pursuant to Clause 8.2 and/or clause 8.3.

9.	ENFORCEMENT AND COLLECTION

9.1	The Administrative Agent’s rights
(a)	The Administrative Agent shall be entitled to realise any and all of the Claims (together with any and all other rights and claims transferred or assigned to the Administrative Agent pursuant to this Agreement) at any time after the occurrence of an Event of Default so long as such Event of Default is continuing if, in addition, any Foreign Borrower or Foreign Guarantor has failed to meet all or part of its payment obligations in respect of any of the Secured Claims.

(b)	The Administrative Agent shall notify the Assignor of its intention to realise the Claims by giving 1 (one) week’s prior written notice to the Assignor. Such notice period is not necessary if (i) the Assignor has generally ceased to make payments, (ii) an application for the commencement of insolvency proceedings over the assets of the Assignor is filed (and not withdrawn) by the Assignor or by any third person and, in the latter case, it is not without delay established to the satisfaction of the Administrative Agent that the application is obviously frivolous or (iii) the observance of such notice period can reasonably be expected to adversely affect the enforceability of the security interests constituted pursuant to this Agreement (or any of them).

(c)	Upon becoming entitled to enforce, pursuant to this Clause 9.1, the security interests constituted pursuant to this Agreement, the Administrative Agent may (i) collect, or arrange for the collection of, the Claims (or any of them) in its own name or for its own account, and/or (ii) exercise any and all rights and claims transferred or assigned to the Administrative Agent pursuant to this Agreement to the extent necessary to satisfy any outstanding Secured Claim. If no Event of Default is outstanding, the Administrative Agent’s right to collect the Claims shall cease and the Administrative Agent shall pay over to the Assignor all moneys received in connection with such collection and retained by it save to the extent any such moneys have been applied in payment of any of the Secured Claims.

(d)	If and to the extent the Administrative Agent collects any Claims pursuant to this Clause 9.1, it may take all measures and enter into all agreements with such Debtors which it considers to be expedient.

(e)	If and to the extent the Administrative Agent is entitled to collect the Claims pursuant to this Clause 9.1, he may request that copies of all documents relating to the Claims be handed over to the Administrative Agent and the Assignor hereby agrees to comply promptly with any such request. If no Event of Default is outstanding, the Administrative Agent’s shall return such copies received.

(f)	The Administrative Agent may determine which part of the Security, if applicable, shall be used to satisfy the Secured Claims.

9.2	Application of proceeds
(a)	The proceeds resulting from the enforcement of the security interests constituted pursuant to this Agreement shall be applied by the Administrative Agent towards payment of the Secured Claims in accordance with the relevant provisions of the Credit Agreement.

(b)	After the full and irrevocable satisfaction and discharge of all Secured Claims any remaining proceeds resulting from the enforcement of the security interests constituted pursuant to this Agreement shall be transferred to the Assignor at the cost and expense of the Assignor.
10.	MAINTENANCE OF LIABLE CAPITAL

For the purpose of this Clause 10 (Maintenance of Liable Capital):

Up-Stream and/or Cross-Stream German Assignment means in relation to a German Assignor any security interest granted under this Agreement directly or indirectly securing the obligations or liabilities of any member of the Relevant Group that is not a direct or indirect Relevant Subsidiary of such German Assignor.

Relevant Group refers to a German Assignor and any affiliated company (verbundenes Unternehmen) of such German Assignor within the meaning of §§ 15 et. seq. of the German Stock Corporation Act (Aktiengesetz).

Relevant Subsidiary means an entity of which a person owns directly or indirectly more than 50 percent (50%) of the voting capital or similar right of ownership.

10.1	The Administrative Agent agrees not to enforce the Assignment granted under this Agreement against any Assignor incorporated in Germany (each, a German Assignor) irrespective of whether the relevant German Assignor is at the time of enforcement incorporated as
•	a limited liability company (Gesellschaft mit beschränkter Haftung) (a German GmbH Assignor), or

•	a limited partnership (Kommanditgesellschaft) of which the general partner (Komplementär) is a limited liability company (a German GmbH & Co. KG Assignor), if and to the extent the Assignment granted under this Agreement is an Up-Stream and/or Cross-Stream German Assignment in relation to such German Assignor, and (ii) if and to the extent the enforcement of such Up-Stream and/or Cross-Stream German Assignment would cause or constitute
(a)	the German GmbH Assignor’s, or in the case of the German GmbH & Co. KG Assignor its general partner’s, net assets (the calculation of which shall take into account the captions reflected in § 266 (2) A, B and C of the German Commercial Code (Handelsgesetzbuch)) less the German GmbH Assignor’s, or in case of a German GmbH & Co. KG Assingor its general partner’s, liabilities, provisions and liability reserves (the calculation of which shall take into account the captions reflected in § 266 (3) B, C and D of the German Commercial Code) (the Net Assets) to be less than the registered share capital (Stammkapital) of the German GmbH Assignor, or in the case of a German GmbH & Co. KG Assignor of the registered share capital of its general partner (Begründung einer Unterbilanz); or

(b)	an increase of a shortfall, if the Net Assets of the German GmbH Assingor, or in the case of a German GmbH & Co. KG Assignor, of its general partner, already fall short of the amount of the registered share capital (Vertiefung einer Unterbilanz); and/or

(c)	a payment within the meaning of § 64 sentence 3 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).
10.2	For the purposes of the calculation of the Net Assets in Clause 10.1 above the following items shall be adjusted as follows:
(a)	the amount of an increase in the registered share capital of the German GmbH Assignor, or in the case of a German GmbH & Co. KG Assignor of its general partner,
(i)	that has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) without the prior written consent of the Administrative Agent after the date of the Credit Agreement; or

(ii)	any amount of an increase in the registered share capital if and to the extent that it has not been fully paid in, shall be deducted from the registered share capital;

(b)	any loans and other contractual liabilities incurred by the German GmbH Assignor, or in the case of a German GmbH & Co. KG, its general partner in violation of the Credit Agreement after the date of the Credit Agreement shall be disregarded as liabilities;

and

(c)	the Net Assets shall take into account reasonable costs of the Auditor’s Determination (as defined below), either as a reduction of assets or an increase of liabilities.
10.3	Any German Assignor, and in case of a German GmbH & Co. KG Assignor its general partner, shall realise, to the extent legally permitted and commercially justifiable, in a situation where after enforcement of the Assignment the German GmbH Assignor, or in the case of a German GmbH & Co. KG Assignor its general partner, would not have Net Assets in excess of its respective registered share capital, any and all of its assets, and in case of a German GmbH & Co. KG Assignor its general partner’s assets, that are shown in the respective balance sheet with a book value (Buchwert) that is significantly lower than the market value of the asset if such asset is not necessary for the relevant German Assignor’s, and in case of a German GmbH & Co. KG Assignor its general partner’s, business (betriebsnotwendig).

10.4	Subject to Clause 10.1, after the receipt of a written demand by the Administrative Agent to make a payment under any Assignment granted under this Agreement (the Enforcement Notice), a copy of the relevant determination shall be drawn up in good faith (applying the due care of an ordinary businessman (Sorgfalt eines ordentlichen Geschäftsmannes)) and made available to the Administrative Agent by the relevant German Assignor (the Management Determination) within 10 (ten) Business Days of the German Assignor’s receipt of the Enforcement Notice stating
(a)	if and to what extent the Assignment granted hereunder is an Up-Stream and/or Cross-Stream German Assignment;

(b)	which amount of such Up-Stream and/or Cross-Stream German Assignment can be enforced without causing the Net Assets of the relevant German Assignor, or, where the Assignor is a German GmbH & Co KG Assignor, its general partner, to fall (or to fall further) below its respective registered share capital (taking into account the adjustments set out in Clauses 10.2 above and the value realisation pursuant to Clause 10.3 above), and

(c)	which amount of such Up-Stream and/or Cross-Stream German Assignment can be enforced without constituting a payment within the meaning of § 64 sentence 3 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung),
(such amount calculated according to (b) — (c), the Recovery Amount). Subject to Clause 10.6 below, the Administrative Agent shall only be entitled to enforce the amount of any Up-Stream and/or Cross-Stream German Assignment up to the Recovery Amount.

10.5	Following the Administrative Agent’s receipt of a Management Determination, the relevant German Assignor shall provide within 15 (fifteen) Business Days a determination by auditors of international standing and reputation appointed by the relevant German Assignor or, in the case of a GmbH & Co. KG, its general partner (the Auditor’s Determination) of (i) the Recovery Amount (such determination to take into account the adjustments set out in Clauses 10.2 and the value realisation pursuant to Clause 10.3 above) and (ii) an estimate of the liabilities, damages, costs, fees and expenses reasonably expected to result from a liquidation of the relevant German Assignor, and such German Assignor shall, not later than 10 (ten) Business Days after receipt by it of such Auditor’s Determination, pay to the Administrative Agent the additional amount (if any) by which the Recovery Amount determined in the Auditor’s Determination exceeds the amount (if any) paid to any of the Administrative Agent pursuant to Clause 10.4 above, and the Administrative Agent shall repay any enforcement amount received in excess of the Recovery Amount determined in the Auditor’s Determination (if any) to the respective German Assignor or, in the case of a German GmbH & Co. KG Assignor, its general partner.

10.6	If (i) the Administrative Agent disagrees with the Auditor’s Determination or (ii) the relevant German Assignor (or in the case of a German GmbH & Co KG Assignor, its general partner) fails to deliver an Management Determination within 10 (ten) Business Days of the German Assignor’s receipt of the Enforcement Notice or (iii) an Auditor’s Determination within 15 (fifteen) Business Days following the Administrative Agent’s receipt of a Management Determination, the Administrative Agent shall be entitled to further pursue in court its payment claims under this Assignment granted by the respective German Assignor in excess of the amounts paid or payable pursuant to Clauses 10.4 and 10.5 above, by claiming in court that demanding payment under the German Assignment against the relevant German Assignor does not violate §§ 30, 31 of the German Limited Liability Companies Act and would not constituting a payment within the meaning of § 64 sentence 3 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (taking into account the calculation of the Net Assets as set out in Clause 10.1 and the adjustments as set out in Clause 10.2 and the value realisation pursuant to Clause 10.3 above). Notwithstanding the foregoing, and for the avoidance of doubt, no German Assignor shall be obliged to pay any such amount on demand.

10.7	The limitations set out in Clause 10.1 (a) and (b) and in Clause 10.4 (b) shall not apply if and to the extent the Assignment by the relevant German Assignor secures any amounts borrowed under the Credit Agreement which are lent or on-lent to such German Assignor or any of its direct or indirect Relevant Subsidiaries from time to time and have not been repaid.

10.8	The limitations provided for in Clause 10.1 (a) and (b) and in Clause 10.4 (b) shall not apply so long as:
(a)	the affected German Assignor (or, in the case of a GmbH & Co. KG, its general partner) is a party to a profit and loss sharing agreement (Gewinnabführungsvertrag) and/or a domination agreement (Beherrschungsvertrag) where such German Assignor (or, in the case of a GmbH & Co. KG, its general partner) is the dominated entity (beherrschtes Unternehmen) and/or the entity being obliged to share its profits with the other party of such profit and loss sharing agreement; it being understood that in such case the Administrative Agent shall only be entitled to enforce the amount of any Up-Stream German Assignment and/or Cross-Stream German Assignment if and to the extent that it may reasonably be expected (applying the due care of an ordinary businessman (Sorgfalt eines ordentlichen Geschäftsmannes)) that such German Assignor (or, where the Assignor is a German GmbH & Co KG Assignor, its general partner) is able to recover the annual loss (Jahresfehlbetrag) which the dominating entity is obliged to pay pursuant to § 302 of the German Stock Corporation Act (Aktiengesetz). For the purpose of the determination of the amount to be recovered under this Clause 10.8, the provisions set forth under Clauses 10.4, 10.5 and 10.6 above shall apply mutatis mutandis; and/or
(b)	the relevant German Assignor’s Assignment granted under this Agreement being covered by a valuable consideration or recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) within the meaning of § 30 (1) Sentence 2 of the German Limited Liability Companies Act; and/or

(c)	the relevant German Assignor’s payment under this Assignment discharges a shareholder loan or a claim of similar effect within the meaning of § 30 (1) Sentence 3 of the German Limited Liability Companies Act.
10.9	For the avoidance of doubt, any balance sheet to be prepared for the determination of the Net Assets shall be prepared in accordance with relevant accounting principles.

10.10	Nothing in this Clause 10 (Maintenance of Liable Capital) shall be interpreted as a restriction or limitation of the enforcement of the Assignment granted under this Agreement if and to the extent the Assignment granted under this Agreement secures own obligations of the relevant German Assignor or obligations of any of its direct or indirect Relevant Subsidiaries.

11.	NO RECOURSE

The Parties hereby agree that until the full and irrevocable satisfaction and discharge of all Secured Claims no rights and claims shall pass to or otherwise arise for the benefit of the Assignor by subrogation (gesetzlicher Übergang von Forderungen und Rechten) or otherwise, including any recourse claims, indemnification claims, claims arising from unjust enrichment (ungerechtfertigte Bereicherung) and any right to demand the assignment and/or transfer of any Secured Claim and/or Security, against any Obligor or grantor of Security which it may (but for this Clause 11) acquire as a result of:
(i)	a payment or repayment by the Assignor of any debt of any other Obligor under any of the Loan Documents; or

(ii)	in case of enforcement of the security constituted pursuant to this Agreement.
Until the full and irrevocable satisfaction and discharge of all Secured Claims, the Assignor furthermore undertakes not to exercise (pactum de non petendo), and not to purport to exercise, any such rights and claims which may pass to it or otherwise arise for its benefit notwithstanding this Clause 11 or would pass to it or otherwise arise for its benefit but for this Clause 11.

The provisions under this Clause 11 shall not apply with regard to a recourse claim, if the parties agreed to allow such recourse of the Assignor against any of the other Parties thereby taking at all times into account the terms of the Credit Agreement and any other Loan Document.

12.	REPRESENTATIONS AND WARRANTIES

The Assignor represents and warrants (selbständiges Garantieversprechen im Sinne von § 311 Bürgerliches Gesetzbuch) to the Administrative Agent that on the date of this Agreement subject to any liens, third party rights and restrictions permitted to exist under the Credit Agreement:
(a)	it is validly existing and is neither:
(i)	unable to pay its debts when they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung); nor

(ii)	in a state of imminent inability to pay its debts when they fall due (drohende Zahlungsunfähigkeit) within the meaning of section 18 of the German Insolvency Code (Insolvenzordnung); nor

(iii)	over-indebted (überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung); nor

(iv)	subject to any insolvency proceedings (Insolvenzverfahren) (or other or similar proceedings under the laws of any other applicable jurisdiction) or any refusal of opening insolvency proceedings for insufficiency of assets (Abweisung mangels Masse) (within the meaning of section 26 of the German Insolvency Code (Insolvenzordnung));
(b)	it is the sole legal, record and beneficial owner (Forderungs- bzw. Rechtsinhaber) of the Existing Claims and the other rights and claims transferred or assigned (or to be transferred or assigned) pursuant to this Agreement;

(c)	it has the right to freely dispose (verfügen) of the Existing Claims and the other rights and claims transferred or assigned (or to be transferred or assigned) pursuant to this Agreement and is not subject to any restrictions on assignment and such disposition does not violate the rights of any third person, any contractual undertaking of the Assignor to a third person or any regulatory orders;

(d)	the Claims are not in any way encumbered nor subject to any rights of third persons; and

(e)	no litigation, arbitration or administrative proceedings, which could reasonably be expected to have a material adverse effect, are presently in progress, pending or threatened which restrain, or threaten to restrain, the Assignor in respect of the entry into, the performance of or compliance with any of its obligations pursuant to this Agreement.
13.	UNDERTAKINGS

The Assignor undertakes:
(a)	if any amount in excess of US$100,000 payable or security transferrable under or in connection with this Agreement shall be or become evidenced by any authorisation, approval, licence and consent such authorisation, approval, licence and consent shall be promptly delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent;

(b)	other than in case of Claims which are not governed by German law, to maintain the security interest created by this Agreement as a perfected security interest and to defend such security interest against the claims and demands of all persons whomsoever subject to the rights of the Assignor under the Credit Agreement to dispose of the Claims;
(c)	other than in case of Claims which are not governed by German law, at any time and from time to time, upon the written request of the Administrative Agent and at the sole expense of such Assignor, to promptly (unverzüglich) and duly execute and deliver, and have recorded such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, execute one or more collateral agreements (including assignments and releases) to obtain or preserve the security interest created by this Agreement in favour of the Administrative Agent and the other Secured Parties

(d)	to inform the Administrative Agent promptly (unverzüglich) of any attachments (Pfändung) regarding any and all of the Claims or any other measures which can reasonably be expected to impair or jeopardise the Administrative Agent’s rights relating to the Claims. In the event of an attachment, the Assignor undertakes to forward to the Administrative Agent promptly (unverzüglich) a copy of the attachment order (Pfändungsbeschluss), the garnishee order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment. The Assignor shall inform the attaching creditor promptly (unverzüglich) about the Administrative Agent’s security interests pursuant to this Agreement;

(e)	not to assign (or purport to assign), encumber or sell any of the Claims to any third person without the Administrative Agent’s prior written consent unless already permitted or so authorised pursuant to this Agreement or the Credit Agreement;

(f)	to refrain from any acts or omissions which can reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or the security interests constituted thereunder (or any of them); and

(g)	to notify any future Debtor promptly (unverzüglich) of this Agreement in accordance with Clause 5 (Disclosure and Notification).
14.	RELEASE AND REASSIGNMENT

14.1	Reassignment

After the full and irrevocable satisfaction and discharge of all Secured Claims, the Administrative Agent shall, at the cost and expense of the Assignor, reassign to the Assignor the Claims (together with any and all other rights and claims transferred or assigned to the Administrative Agent pursuant to this Agreement) and confirm in writing to the Assignor upon the Assignor’s request that the Assignments have ceased to exist. The Administrative Agent will, however, assign any Claims (together with any other right and claim transferred or assigned pursuant to this Agreement pertaining to them) to a third person to the extent that it is obliged to do so.

14.2	Release of Security

Even prior to the full and irrevocable satisfaction and discharge of all Secured Claims, the Administrative Agent is obliged to release, upon the Assignor’s request, and at the Assignor’s cost and expense, all or part of the Security insofar as the realisable value of the Security exceeds, not only temporarily, the Secured Claims by more than 10%. The Administrative Agent may, at its discretion, determine which part of the Security shall be released but shall reasonably take into account the legitimate interest of the Assignor.

14.3	Evaluation

For the purpose of calculating the realisable value of the Claims the following shall be deducted from the nominal value of all Claims:
(a)	Claims which cannot be assigned, or can be assigned only with the consent of a Debtor who has not consented;

(b)	Claims which can be set off with an existing counterclaim;

(c)	Claims which are subject to defences or objections due to the fact that the underlying services or performances have not been (fully) rendered;

(d)	Claims which have not been assigned to the Administrative Agent by reason of an extended retention of title pursuant to Clause 6 (Assignment of claims against conditional vendors); and

(e)	Claims the assignment of which is not valid due to the governing law and the Debtor’s domicile or principal place of business.
A further security deduction of 10 per cent. in order to take into account the risk of distress of a Claim shall then be deducted from the nominal value calculated in accordance with this Clause 14.3.

14.4	Adjustment

Each of the Parties has the right to demand an adjustment of the security deduction different from that specified above, if the previously agreed security deduction turns out to be too high or too low because of subsequent changes occurring after the date of this Agreement.

15.	INDEMNITY

15.1	Liability for Damages

The Administrative Agent shall not be liable for any loss or damage suffered by the Assignor save in respect of such loss or damage which is suffered as a result of the gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz) of the Administrative Agent.

15.2	Indemnification

The Assignor shall indemnify and hold the Administrative Agent harmless and keep the Administrative Agent indemnified from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of the execution, delivery, enforcement, performance and administration of this Agreement which may be incurred by or made against the Administrative Agent for anything done or omitted in the exercise or purported exercise of the powers contained in this Agreement provided, that the Pledgor shall have no obligation hereunder to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of the execution, delivery, enforcement, performance and administration of this Agreement are incurred by or made against the Administrative Agent as a result of the gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz) of the Administrative Agent.

Any reference in this paragraph to the Administrative Agent includes any officer, director, employee, agent, advisor (including any attorney) or other person appointed by the Administrative Agent in accordance with the provisions of this Agreement and the other Loan Documents.

16.	DURATION AND INDEPENDENCE

16.1	Duration

This Agreement shall remain in full force and effect until the full and irrevocable satisfaction and discharge of the Secured Claims. This Agreement shall not cease to exist if any payments made in satisfaction of the Secured Claims have only temporarily discharged the Secured Claims.

16.2	Continuing Security

This Agreement shall create a continuing security and no change or amendment whatsoever in any Loan Document or in any document or agreement related to it shall affect the validity or limit the scope of this Agreement or the obligations which are imposed on the Assignor pursuant to it.

The Assignor hereby agrees that the Security constituted under or pursuant to this Agreement shall not be affected by any transfer of liabilities corresponding to the Secured Claims (or any of them) to, or any assumption of liabilities corresponding to the Secured Claims (or any of them) by, any third person, and hereby expressly consents (willigt ein) to any such transfer and/or assumption of liability within the meaning of section 418 para. 1 sentence 3 of the German Civil Code (Bürgerliches Gesetzbuch) (including when applied by analogy).

16.3	Independence

This Agreement and the security interests constituted thereunder are independent from all other security interests or guarantees which may have been or will be given to the Administrative Agent and/or any of the other Secured Parties with respect to any obligation of the Obligors (or any of them). None of such other security interests or guarantees shall in any way prejudice, or be prejudiced by, this Agreement or the security interests constituted pursuant to this Agreement.

17.	THE SECURITY TRUST AGREEMENT

In the event of any conflict between the provisions of this Agreement and the provisions of the Security Trust Agreement, the provisions of this Agreement shall prevail.

18.	COSTS AND EXPENSES

The Assignor shall promptly (unverzüglich) pay or reimburse the Administrative Agent the amount of any and all costs, charges, fees and expenses (including fees for legal advisers) incurred by it in connection with the enforcement or preservation of any rights under this Agreement or any waiver in relation thereto, together in each case with any applicable value added tax or other taxes.

19.	PARTIAL INVALIDITY; WAIVER

19.1	Invalidity

If any provision of this Agreement or part thereof should be or become invalid or unenforceable, this shall not affect the validity of the remaining provisions hereof. The invalid or unenforceable provision shall be replaced by that provision which best meets the intent of the replaced provision. This shall apply analogously with respect to anything which is accidentally not regulated in this

Agreement (Vertragslücke). § 139 of the German Civil Code (Bürgerliches Gesetzbuch) shall be waived hereby.
19.2	Waiver

No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

20.	AMENDMENTS

Changes to and amendments of this Agreement, including this Clause 20, must be made in writing.

21.	SUCCESSORS, ASSIGNMENTS AND TRANSFERS

This Agreement shall be binding upon the Parties hereto and, to the extent legally possible, their respective successor(s) in law. The Administrative Agent shall be entitled to assign or otherwise transfer (i) any and all of its rights and (ii) (only with regard to any person which becomes a lender or an administrative agent under the Credit Agreement after the date of this Agreement) any and all of its duties pursuant to this Agreement to third parties. The Assignor is entitled to any such transfer with the prior written consent of the Administrative Agent only.

22.	NOTICES AND THEIR LANGUAGE

22.1	Notices

Any notice or other communication under or in connection with this Agreement to the Assignor or the Administrative Agent shall be in writing and shall be delivered personally, by post, email or fax and shall be sent to the address, email address or fax number of the party, and for the attention of the individual or department as set forth in Schedule 4 hereto or such other address, email address or fax number as is notified in writing by that party for this purpose to the Administrative Agent or, as the case may be, the Assignor, from time to time.

22.2	Language

Unless otherwise required by statutory German law or unless otherwise agreed in writing from time to time, any notice or other communication under or in connection with this Agreement shall be made in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail (unless the document is a statutory or other official document), except that where a German translation of a legal term appears in such text, the German translation shall prevail.

23.	APPLICABLE LAW; JURISDICTION

23.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

23.2	Jurisdiction

The place of jurisdiction for all Parties shall be Frankfurt am Main, Federal Republic of Germany. The Administrative Agent, however, shall also be entitled to take legal action against the Assignor in any other competent court of law having jurisdiction over the Assignor or any of its assets.

SCHEDULE 1
ORIGINAL LENDERS
JPMorgan Chase Bank, N.A.
Bank of America, N.A.
Credit Suisse, Cayman Islands Branch
The Royal Bank of Scotland plc
Goldman Sachs Bank (Europe) Plc
Wells Fargo Bank, N.A.
HSBC Bank USA, National Association
Royal Bank of Canada
Morgan Stanley Bank, N.A.

SCHEDULE 2
ORIGINAL OBLIGORS
PART 1
ORIGINAL BORROWERS
ORIGINAL DOMESTIC BORROWER
First Solar, Inc.
ORIGINAL FOREIGN BORROWERS
First Solar Manufacturing GmbH
PART 2
ORIGINAL GUARANTORS
ORIGINAL DOMESTIC GUARANTORS
First Solar, Inc.
ORIGINAL FOREIGN GUARANTORS
First Solar Holdings GmbH
First Solar GmbH
First Solar Manufacturing GmbH

SCHEDULE 3
FORMS
PART 1
FORM OF NOTIFICATION FOR IMMEDIATELY DISCLOSED ASSIGNMENT (OFFENE ZESSION)
[Letterhead of the Assignor]
[Name and address of debtor]

[insert date and place]	[Datum und Ort einfügen]

Dear Sirs,	Sehr geehrte Damen und Herren,

We hereby give you notice that pursuant to a assignment agreement entered into by us in favour of JPMorgan Chase Bank, N.A. (the “Administrative Agent”) dated [insert date of the assignment agreement], we have assigned to the Administrative Agent by way of security assignment all our present and future claims against you together with all ancillary rights and claims pertaining thereto. We are authorised by the Administrative Agent to collect the assigned claims in our own name and for our own account and to exercise any rights and claims in the ordinary course of trading until and unless you receive a notification from the Administrative Agent or ourselves to the contrary. Please see attached as Annex 1 a copy of the assignment agreement.

Please acknowledge receipt of this notice and your agreement with the terms hereof by countersigning this letter and returning the same to us.
Wir teilen Ihnen hierdurch mit, dass wir mit Abtretungsvertrag (Zessionsvertrag) vom [Datum des Abtretungsvertrages einfügen] sämtliche bestehenden und künftigen Forderungen mit allen dazugehörenden Rechten und Ansprüchen gegen Sie an JPMorgan Chase Bank, N.A. (der “Sicherheitentreuhänder”) im Wege der Sicherungsabtretung abgetreten haben. Wir sind vom Sicherheitentreuhänder ermächtigt, alle Zahlungen betreffend die abgetretenen Forderungen im eigenen Namen und für eigene Rechnung einzuziehen und entgegenzunehmen und unsere Rechte im Rahmen des gewöhnlichen Geschäftsbetriebs auszuüben, wenn und soweit sie keine anderslautende Mitteilung des Sicherheitentreuhänders oder durch uns erhalten. Als Anlage 1 erhalten Sie eine Kopie des Abtretungsvertrages.

Bitte bestätigen Sie den Erhalt dieser Benachrichtigung und Ihr Einverständnis mit den hierin enthaltenen Bestimmungen durch Gegenzeichnung dieser Benachrichtigung und Rücksendung an uns.

Yours faithfully,	Mit freundlichen Grüßen,

First Solar Manufacturing GmbH	First Solar Manufacturing GmbH
By: Name: Title:	Name: Titel:

Acknowledgement of the debtor	Bestätigung des Drittschuldners
We acknowledge receipt of this notification letter and confirm our agreement with the terms thereof.	Wir bestätigen den Erhalt der Benachrichtigung und erklären unser Einverständnis mit den darin enthaltenen Bestimmungen.

[insert full name of the debtor]	[den vollständigen Namen des Drittschuldners einfügen]
By: Name: Title: Date:	Name: Titel: Datum:

Annex 1 / Anlage 1
Copy of the assignment agreement / Kopie des Sicherungsabtretungsvertrages

SCHEDULE 4
ADDRESSES FOR NOTICES

To the Assignor:	First Solar Manufacturing GmbH

Marie-Curie-Str. 3
15236 Frankfurt (Oder)

Germany

Attn.: Anja Lange
David Brady

Fax: +49(0)6131-1443-500
+1-602-414-9462

Email: alange@firstsolar.com
dbrady@firstsolar.com

To the Administrative Agent:	JPMorgan Chase Bank, N.A.
10 South Dearborn, 7th Floor
Chicago, IL 60603

Attention: Creston Wren
Telecopy: 001 (312) 385-7097
Telephone: 001 (312) 385-7016

With a copy to	JPMorgan Chase Bank, N.A.
125 London Wall
London
EC2Y 5AJ

Attention: Lucy Chick
Telecopy: +44(0)20 7325 6835
Telephone: +44(0)20 7325 6926

With a copy to	JPMorgan Chase Bank, N.A.
201 North Central Avenue, Floor
21Phoenix, AZ 85004

Attention: Mark Chambers
Telecopy: 001 (602) 221-1502
Telephone: 001 (602) 221-2290

SIGNATORIES

The Assignor First Solar Manufacturing GmbH
/s/ David Brady
Name:	David Brady
Function: Authorized Officer (Prokurist)

The Administrative Agent JPMorgan Chase Bank, N.A.
/s/ Stefan Kuhm
Name:	Stefan Kuhm
Function: Attorney-In-Fact